UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TURTLE BEACH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 4, 2022, Turtle Beach Corporation (the “Company”) held a conference call in connection with the Company’s announcement of its earnings for the first quarter of 2022. The following excerpts from the script for the conference call contain statements that may be deemed proxy soliciting materials:

Alex Thompson – Gateway Investor Relations – IR Advisor:

“I would like to inform you that Turtle Beach Corporation has filed a definitive proxy statement and related proxy materials with the SEC in connection with the 2022 Annual Meeting of Stockholders and, in connection therewith, its directors and certain of its executive officers are participants in the solicitation of proxies from our stockholders in connection with such Annual Meeting. Stockholders of Turtle Beach are strongly encouraged to read such proxy statement and all other related materials filed with the SEC carefully and in their entirety, as they contain important information about the 2022 Annual Meeting.”

Juergen Stark – Turtle Beach Corporation – Chairman & CEO:

“The Board’s openness to value-maximizing opportunities also included our full and good faith engagement with Donerail, where we tried repeatedly to establish their financing and make their bid real and actionable. Despite our efforts, Donerail could not, or would not, verify their financing, unlike credible potential buyers. Additionally, it is important to note that feedback from multiple prospective acquirers has been that Donerail’s dissemination of false and misleading information about the Company, which started mid-2021, has unfortunately deterred and discouraged them from advancing discussions with us.

It should now be fully clear that this Board, including myself, has been and continues to be fully open to strategic alternatives if they can create shareholder value. And, as mentioned, we continue to believe that the best way to create value, whether it’s stand-alone or via strategic alternatives, is to drive the execution of our strategy to grow and diversify the business and increase earnings over time…exactly as we have done and will continue to do.”

On May 5, 2022, the Company issued a press release, a copy of which is filed herewith as Exhibit A. Also on May 5, 2022, the Company made certain updates to its website relating to the upcoming 2022 annual meeting of stockholders, https://voteturtlebeach.com. Updated screenshots of the website are filed herewith as Exhibit B.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2022 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and a BLUE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with the upcoming Annual Meeting. Stockholders can obtain the definitive proxy statement and any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at https://corp.turtlebeach.com.

Exhibit A

Turtle Beach Board of Directors Issues Open Letter to Stockholders Highlighting Record of

Proactive Engagement with Potential Acquirers

Board Remains Openminded to All Credible Opportunities to Maximize Value

WHITE PLAINS, N.Y. – May 5, 2022 – Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (“Turtle Beach” or the “Company”) today issued the following open letter to stockholders from its Board of Directors:

Dear Fellow Stockholders,

We hope you had the opportunity to listen to our first quarter 2022 earnings call yesterday, a replay of which is available on our investor relations website. The Board is serious and proactive in its duty to consider all credible opportunities to maximize value, and we wanted to reiterate some of the details provided with respect to our approach to strategic alternatives.

As noted on the call, we have engaged in banker-led, proactive outreach processes to potential acquirers on three separate occasions in the past five years. The most recent of those efforts began when we retained a banker in late 2020 to engage in outreach to third parties starting in early 2021. We subsequently made the decision in the Spring of 2021 to switch bankers and engaged Bank of America to continue our efforts and, since then, we have been in contact with 29 potential acquirers, comprising the most logical potential strategic buyers as well as select financial sponsors. Based on that outreach, we signed 10 NDAs and held 9 management meetings. As is always the case, there is no guarantee that discussions of this nature will result in a transaction.

We received feedback from prospective buyers and their advisors throughout the course of this extensive engagement. In several cases we heard that potential buyers were unwilling to move forward because Turtle Beach had too much reliance on console gaming headsets and the cyclicality that comes with that, which is consistent with the feedback we received in prior rounds of outreach. This is one of the many reasons we have pursued our value-creating diversification strategy.

It is also important to reiterate that in the prior two rounds of outreach we received bids that would have been unattractive to our stockholders. In both cases, our stock price was trading at low levels based on overall market conditions, and the offers undervalued Turtle Beach. We subsequently drove higher value for stockholders than the bids offered. This is, in part, why we believe that the right course of action is to continue executing our strategy, which we believe will enhance value in the context of either a standalone entity or in a potential transaction.

The Board’s openness to value-maximizing opportunities was also clear in our full and good faith engagement with Donerail, where Turtle Beach repeatedly tried to establish Donerail’s financing in order to make their bid real and actionable. Despite our efforts, Donerail could not, or would not, verify their financing, unlike other credible potential buyers. Furthermore, the proxy contest being waged by the Donerail Group to gain control of Turtle Beach, and the Donerail Group’s dissemination of false and misleading information about the Company, which began mid-2021, has unfortunately deterred and discouraged multiple potential acquirers based on feedback we’ve received directly from these parties.

The Turtle Beach Board stands firmly committed to executing on its fiduciary duty and acting in the best interest of ALL stockholders. The Board continues to believe that the best way to create value, whether as a stand-alone entity or through strategic alternatives, is to continue to execute on a strategy that grows the business and grows and diversifies earnings over time.

Do not risk the value of your investment by letting Donerail jeopardize the incredible momentum underway. If Donerail’s hand-picked nominees are elected, we believe Turtle Beach would be forced to execute a rushed fire-sale of the Company that would be value destructive to Turtle Beach stockholders.

To protect the value of your investment and ensure Turtle Beach is positioned to achieve maximum value from any potential future transaction, we urge you to vote the BLUE proxy card “FOR” all of Turtle Beach’s director nominees: Juergen Stark, Greg Ballard, Yie-Hsin Hung, William Keitel, Kelly Thompson, and Dr. Andrew Wolfe.

We look forward to engaging with stockholders directly in the coming weeks and to continuing to work on your behalf to drive enhanced value.

Thank you for your support.

Sincerely,

Your Turtle Beach Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the BLUE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

HEAR@mackenziepartners.com

(212) 929-5500

or

Toll-Free (800) 322-2885

REMEMBER:

We urge you NOT to vote using any WHITE proxy card sent to you by Donerail, as doing so will revoke your vote on the BLUE proxy card.

Forward-Looking Statements

This communication includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2022 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with the upcoming Annual Meeting. Stockholders can obtain the definitive proxy statement and any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at https://corp.turtlebeach.com.

About Turtle Beach Corporation

Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Contacts

For Investor Information, Contact:

Cody Slach or Alex Thompson

Gateway Investor Relations

On Behalf of Turtle Beach

949.574.3860

HEAR@gatewayir.com

For Media Information, Contact:

MacLean Marshall

Sr. Director – PR/Communications

Turtle Beach Corp.

858.914.5093

maclean.marshall@turtlebeach.com

Mackenzie Partners

Bob Marese / Jeanne Carr

212.929.5405 / 212.929.5916

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Nick Lamplough

212.355.4449

Exhibit B

How to Vote Our Commitment to Stockholder Value Our Nominees History to Constructive Engagement What Third Parties Are Saying Resources RESOURCES PRESS RELEASES AND LETTERS PRESENTATIONS FILINGS Your vote is extremely important, Vote the BLUE Proxy Card Today! HOW TO VOTE